OPPENHEIMER ROCHESTER LIMITED TERM NEW YORK MUNICIPAL FUND
NSAR Exhibit – Item 77C
SPECIAL SHAREHOLDER MEETINGS (Unaudited)

On October 25, 2013, following an adjournment from a second shareholder meeting of Oppenheimer Rochester Limited Term New York Municipal Fund (the “Fund”), a series of Rochester Fund Municipals (the “Trust”) held on June 21, 2013, as adjourned to August 2, 2013, August 12, 2013, and September 27, a meeting of the Fund was held at which the sub-proposals below (Proposal No. 2 (including all of its sub-proposals)) and an Agreement and Plan of Reorganization to reorganize the Fund into a Delaware statutory trust (Proposal No. 3) were approved as described in the Fund’s Proxy Statement.   The following is a report of the votes cast:

2a:  Proposal to revise the fundamental policy relating to borrowing
For                              Against                                Abstain
      594,089,263                                   43,461,139                                                      202,176,868

2b-1:  Proposal to revise the fundamental policy relating to concentration of investments

For                              Against                                Abstain
   596,971,671                                   42,318,680                                                      200,436,924

2c-1:  Proposal to remove the fundamental policy relating to diversification of investments
For                              Against                                Abstain
      591,894,559                                   46,614,377                                                      201,218,338

2d:  Proposal to revise the fundamental policy relating to lending
For                              Against                                Abstain
      595,139,080                                   43,052,611                                                      201,535,587

2e:  Proposal to remove the additional fundamental policy relating to estate and commodities
For                              Against                                Abstain
   594,016,933                                   43,101,732                                                      202,608,610

2f:  Proposal to revise the fundamental policy relating to senior securities
For                              Against                                Abstain
   593,831,842                                   43,562,936                                                      202,332,498

2g:  Proposal to remove the additional fundamental policy relating to underwriting
For                              Against                                Abstain
   593,910,429                                   42,718,295                                                      203,098,548

2h:  Proposal to revise the fundamental policy relating to tax-free securities
For                              Against                                Abstain
   587,277,646                                   48,841,483                                                      203,608,149

Proposal 3:  To approve an Agreement and Plan of Reorganization that provides for the reorganization of a Fund from a Maryland corporation or Massachusetts business trust, as applicable, into a Delaware statutory trust.

For                              Against                                Abstain
     605,377,666                                   32,998,812                                                      201,350,797